200 Connell Drive Berkeley Heights, NJ 07922

Proxy Resolutions for Genta Incorporated Approved at Annual Shareholders Meeting

BERKELEY HEIGHTS, NJ – June 16, 2006 – Genta Incorporated (Nasdaq: GNTA) held its 2006 Annual Meeting of Shareholders today at the Hotel Westminster in New Jersey. At the meeting, the Company's stockholders voted to approve all resolutions that were proposed in the proxy dated April 28, 2006, including:

•	Re-election of seven members to its Board of Directors;

•	Approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 155,000,000, consisting of 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock;

•	Approval of an amendment to our 1998 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under our plan from 18,500,000 to 20,500,000;

•	Ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

At the meeting, members of the Company’s senior management team also provided an update of key corporate activities, including the following:

Clinical and Regulatory Update
Loretta M. Itri, MD
President, Pharmaceutical Development and Chief Medical Officer

Supply Chain Overview
Bharat M. Mehta, PhD
Vice-President, Manufacturing Operations

Commercialization Plans
W. Lloyd Sanders
Vice-President, Sales and Marketing

Finance
Richard J. Moran, CPA
Senior Vice-President, Finance and CFO

Outlook and Summary Comments
Raymond P. Warrell, Jr., MD
Chairman of the Board and Chief Executive Officer

A webcast replay will be available approximately two hours after completion of the meeting, which will be archived for 30 days on the Company’s website at: www.genta.com.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release and the archived webcast may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2005.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations Tara Spiess/Andrea Romstad TS Communications Group, LLC info@genta.com (908) 286-3980	Media Relations Greg Tiberend Richard Lewis Communications, Inc. (212) 827-0020